EXHIBIT E

FORMS OF LETTERS FROM THE FUND TO SHAREHOLDERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER

[        , 20  ]

Dear Shareholder:

Corsair Opportunity Fund (the “Fund”) has received and accepted for purchase your tender of all or some of your shares of beneficial interest in the Fund (your “Shares”).

Because you have tendered and the Fund has purchased all or some of your Shares, you have been issued a note (the “Note”) entitling you to receive a payment in an amount equal to the value of the purchased Shares based on the unaudited value of the Fund as of June 30, 2016, in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal approximately no later than 7 days after June 30, 2016, unless the repurchase date of the Shares in the Fund has changed; provided that, if you tendered only a portion of your Shares, and the remaining portion of your Shares would be less than the required minimum account balance of $50,000 (except as a result of pro ration), the Fund’s Board of Trustees reserves the right to reduce the amount to be repurchased from you so that the required minimum account balance is maintained or to repurchase the remainder of your Shares, in accordance with the terms of the tender offer. The Note will be held by UMB Fund Services, Inc. (“UMBFS”) on your behalf. Upon a written request by you to UMBFS, UMBFS will mail the Note to you at the address for you as maintained in the books and records of the Fund.

If you are tendering only a portion of your account, you remain a Shareholder of the Fund with respect to the portion of the Shares that you did not tender.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (855) 553-3350.

Sincerely,

Corsair Opportunity Fund

[        , 20  ]

Dear Shareholder:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your shares in Corsair Opportunity Fund (the “Fund”).

Because you have tendered and the Fund has purchased all or some of your shares in the Fund, you have been paid an amount equal to the value of the purchased shares in the Fund based on the unaudited value of the Fund as of June 30, 2016, in accordance with the terms of the tender offer. A cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (855) 553-3350.

Sincerely,

Corsair Opportunity Fund

Enclosure